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                                                                  EXHIBIT 10.43

between

Robert Bosch GmbH
Postfach 10 60 50
D-70049 Stuttgart
Federal Republic of Germany
- - hereinafter called "Licensor" -

and

Plasma-Therm, Inc.
9509 International Court
St.-Petersburg, FL 33716
United States of America
- - hereinafter called "Licensee" -

WHEREAS Licensor has developed a new plasma process for the deep anisotropic etching of structures for micromachining purposes and has obtained a Patent in Germany and submitted Patent Applications in certain other countries for the same.

WHEREAS Licensee wishes to commercialise this Process to manufacture and sell equipment capable of carrying out the Process.

NOW, it is hereby agreed as follows:

1.       DEFINITIONS

1.1 "Equipment" means equipment manufactured by or for the Licensee which incorporates one or more process Chambers;

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1.2  "Know-How" means the body of knowledge, technical experience, skills, secret processes, technical and confidential information acquired by the Licensor in the development of the Process;

1.3 "Licensed Patents" means the Patents referred to in Schedule 1, together with such of the Patent Applications referred to in Schedule 1 which proceed to grant;

1.4  "Process Chamber" means a vacuum vessel in which the Process is used;

1.5 "Process" means the process invented by the Licensor short details of which are set out in Schedule 2 and which forms the subject matter of the claim of the Patents and Patent Applications.

2.       LICENSE GRANT

2.1 Licensor hereby grants to Licensee the non-exclusive right to manufacture and sell by the use of technical data, experiences and findings of Licensor as well as Licensed Patents together with the r right to sub-license to customers of the Equipment the right to use the Equipment for the purpose of carrying out the Process and selling products manufactured using the Equipment.

3.       PROCESS DATA

         After the entrance fee has been received by Licensor which is payable pursuant to Article 5.1. hereof Licensor shall transmit to Licensee, at the request of Licensee, free of charge and in a reproducible form, one copy each of the written data and drawings required for the use of the Process available to Licensor's Division FV/FLD.

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4.       TECHNICAL ASSISTANCE

4.1 Licensor shall - as far as possible without thereby jeopardizing its own operations - assist Licensee, if requested, in the starting up of the Licensed Manufacture up to a total maximum of 10 man-days of Licensor's employees. The date and the duration of such delgation shall be mutually agreed between the parties hereto.

4.2 Licensor shall supply on request of Licensee up to 50 wafers with patterns for the process implementation to Licensee.

5.       WARRANTY

5.1 The parties hereto agree that no stipulation of this Agreement obligates Licensor to grant rights or pass on information the granting or passing on of which Licensor is not authorized because of other undertakings or government directives.

5.2 Licensor does not assume any warranty for the technical or economic success of the Process for the freedom from proprietary rights of third parties, for the quality of products manufactured using the Process or for their compliance with government regulations.

5.3 Licensee shall indemnify and hold Licensor harmless from and against any liability, claims, demands and expenses (including attorney fees) for damages or injuries (including death) resulting from any actual or alleged defect in any Equipment manufactured and/or distributed by Licensee or from any failure to give appropriate instructions or warnings or to make any recall if required.

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5.4 Licensor undertakes to apply the same care in preparing and making available the process data, which it normally applies to similar matters in its own organization. In case data to be furnished under the term of this Agreement, are determined to be faulty or incomplete,

         Licensor shall immediately remedy such faults or furnish missing data. Any further liability of Licensor for direct or indirect damages is excluded.

6. COMPENSATION

         Licensee shall pay to Licensor the following compensation for the rights granted to it:

6.1 A lumpsum payment ("entrance fee") amounting to DM 450.000,-- (Deutsche Mark four hundred fifty thousand). This amount shall not be credited against royalties payable according to Article 6.2. The lumpsum payment is payable as follows:

         - DM 112.500,-- after this Agreement is signed, - DM 337.500,-- no later than September 1, 1996.

6.2 A royalty amounting to DM 35.000,-- of each Process Chamber manufactured by Licensee under this Agreement during the first five years after the signature of this Agreement or the manufacture of the first 50 (fifty) Process Chambers whichever comes first. Thereafter the royalty will be reduced to DM 25.000,-- of each Process Chamber manufactured by Licensee under this Agreement.

6.3 Should Licensor grant a third party after the signature of this Agreement essentially the same rights as granted to Licensee hereunder at terms more favourable than those provided in Articles 6.1 and 6.2 then such more favourable terms shall automatically replace the respective terms of this Agreement and Licensor shall inform Licensee thereof.

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7.       ACCOUNTING

7.1 Licensee undertakes to account for royalties payable under Article 5.1 quarterly within six weeks after March 31, June 30, September 30 and December 31 of each calendar year, using as the case may be the royalty accounting forms furnished by Licensor, and to transfer by cable within the same period the resultant royalties in Deutsche Mark for all Equipment distributed during the period reported for into an account specified by Licensor stating in the remittance the number of the Agreement together with the word "Royalties"; for periods where no royalties have become payable "nil royalty statements" shall be made. Costs and charges incurred by payments or their remittance to the Federal Republic of Germany shall be borne by Licensee.

7.2 Licensee shall do everything that is necessary to ensure that royalties are transferred when due.

7.3.1 Licensee shall keep separate records on Equipment showing all details required for the calculation of royalties.

7.3.2 Licensor shall be entitled until 2 years after the due date of the last royalty statement under this Agreement to audit, or have audited, at its own expenses subject to the conditions hereunder, the records and all papers of Licensee that may be expedient for their examination in Licensee's office or works at all times during normal office hours. In case such audit results in any understatements by Licensee with the consequence of additional payments to Licensor, Licensee shall pay such additional moneys to Licensor within four weeks after the result of such audit has been submitted to Licensee

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         plus interest according to Article 7.4. In addition thereto Licensee shall bear the costs of such audit provided the additional amount to be paid by Licensee to Licensor exceeds 3 % of the royalties paid by Licensee to Licensor for the period audited.

7.4 Licensee undertakes to meet its financial obligations when due. Should payments to be made under this Agreement arrive at a later date than stipulated Licensee shall pay for the amount due interest at the rate of 3 % p. a. above the rate of discount of the Deutsche Bundesbank, valid from time to time, or - in the option of Licensor - 3 % p. a. above the rate of discount, valid from time to time in the country of Licensee, however, in any case not less than at a rate of 1 % per month; such interest shall be calculated from the date due to the date of remittance.

8.       TAXES

         All payments to be made hereunder by Licensee to Licensor shall be free from taxes and other dues payable. Insofar as Licensor is the formal debtor of such taxes and/or other dues Licensee shall present evidence to Licensor in the form of official receipts showing the amounts of such taxes and/or other dues paid.

9.       SECRECY / COPYRIGHT

9.1 Licensee shall keep secret towards third parties - also after termination of this Agreement - all data, experiences, findings etc. entrusted to it under this Agreement as long and insofar as Licensee cannot prove that such data, experiences, findings etc. have been in the public domain without the fault of Licensee or until Licensor has waived the secrecy obligations in writing.

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9.2 Nothing in this Article 9 shall prevent Licensee disclosing the Know-How to its customers providing Licensee takes all reasonable steps to ensure that those customers are bound to the same obligations of confidentiality to which Licensee is bound.

9.3 Licensee shall not divulge to third parties without the prior written consent of Licensor any of the conditions of this Agreement unless this is required by law or by orders of courts or governments.

9.4 Copyright on and title to the data furnished to Licensee as well as the copyright on all copies made by Licensee shall remain with Licensor.

9.5 Licensor is obligated to keep confidential all information received from Licensee regarding improvements of the Process.

10.      TERMINATION OF LICENSE FOR INDIVIDUAL LICENSED PATENTS

         Should Licensee contest or assist the contesting by third parties of Licensed Patents or corresponding patents, then Licensor shall be entitled to terminate without notice period all rights granted under this Agreement.

11.      BEGINNING AND END OF THE AGREEMENT

11.1 This Agreement shall become effective upon signing by the parties hereto.

10.2 Unless terminated earlier in accordance with the following provisions of this Article 11 this Agreement shall continue in force until the expiration of the last to expire Licensed Patent.

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11.3 Should any of the parties hereto fail to meet its contractual obligations hereunder and should a corresponding request or reminder (to be made by registered letter, receipt requested) of the other party remain fruitless for a period of 60 days then the requesting party shall, without thereby prejudicing any other rights, be entitled to terminate this Agreement by registered letter, receipt requested, without notice period at any time.

11.4 Licensor is furthermore entitled to terminate this Agreement by registered letter, receipt requested at any time subject to three months notice period if and when:

11.4.1 essential changes have taken place in the control of the capital of Licensee or part thereof;

11.4.2 Licensee is prevented permanently for more than one year to a considerable extent from complying with its obligations under the Agreement due to Force Majeure (e. g. war, civil commotions, strikes, lock-out, Acts of God, transport catastrophes, embargoes, government orders) or due to other events beyond the control of Licensee.

11.5 Licensee shall inform Licensor forthwith in writing if one or several of the events listed in 11.4.1 and 11.4.2 occur. Licensor shall be entitled to exercise its right of termination according to Article 11.4.1 and 11.4.2 within one year after Licensor has received such written information.

11.6 Should this Agreement expire prior to the date of expiration of the last to expire Licensed Patent then all rights grandet by Licensor to Licensee hereunder shall terminate at the same time. Any products

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         manufactured according to this Agreement and unsold at the date of termination hereof may be sold by Licensee during the ensuing year in the Licensed Territory. For such products Licensee shall pay royalties to Licensor according to Articles 5 to 7 of this Agreement.

12.      MISCELLANEOUS

12.1 This Agreement replaces all oral or written agreements entered into between the parties hereto prior to its signing regarding the manufacture of Licensed Products or the sale thereof. Modifications or supplements to this Agreement - including this Article 12.1 - require the written form and signature by both parties to become legally binding.

12.2 Should any provision of this Agreement be invalid this shall not invalidate the whole of this Agreement. Any invalid condition shall much rather be replaced by a reasonable provision which is permissible under the law and which comes closest to the economical intent of the original provision.

12.3 This Agreement shall be subject to the substantive laws of the Federal Republic of Germany excluding the conflict of law regulations. The stipulations of international conventions regarding the international sale of goods shall not be applicable.

12.4 All disputes arising under this Agreement, including those that may evolve from the question of its coming into effect as well as those that originate from the Agreement after its termination, shall be settled in a final manner by a Court of Arbitration to be convened at Zurich/Switzerland.

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12.5 The Court of Arbitration shall consist of three arbitrators. Each party shall appoint its arbitrator, and the third, who is to act as chairman, is to be appointed jointly by the two first-mentioned arbitrators. If one party fails to appoint its arbitrator within four weeks after receipt of the respective written request of the other party, or if the two first-mentioned arbitrators cannot come to an agreement on the third arbitrator within four weeks, the respective arbitrator is to be appointed by the President of the International Chamber of Commerce at Paris. The chairman of the Court of Arbitration shall be a fully qualified jurist of Swiss nationality who is experienced in arbitration.

12.6 The Court of Arbitration shall act on the basis of the Rules of Arbitration and Conciliation (Edition 1988) of the International Chamber of Commerce. The Code of Civil Procedure of the Canton Bern shall supplement said Rules.

12.7 Claims for payments may be filed in any ordinary court in the option of Licensor.

Stuttgart, 14/6/1996                                St. Petersburg, 6/19/96

ROBERT BOSCH GMBH                                            PLASMA
THERM, INC.
/s/Dr. K. Borchers                                   /S/Ronald S. Deferrari
/s/Dr. G. Holfelder

SCHEDULE 1

Patents

Country        Number              Date of Application          Date of Grant

Germany        DE 4241045       05 .12 . 1992                26 . 05 . 1994
USA            US 5501893       27.11.1993                   23.03.1996

Patent Application

Country        Number              Date of Application          Priority Date

France         EP 625285        27.11.1993                   05.12.1992
UK             EP 625285        27.11.1993                   05.12.1992
Japan          513639/93        27.11.1993                   05.12.1992

SCHEDULE 2

The Process

A method of anisotropic etching of structures preferably defined with an etching mask, particularly laterally exactly defined recesses in silicon, by means of a plasma, characterised in that the anisotropic etching process is performed separately in separate respectively alternating sequential etching and polymersation steps which are controlled independently of one another and that a polymer applied during the polymerisation step to the lateral definition of the structures defined by the etching mask is partially re-stripped during the subsequent etching step.